UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Beacon Roofing Supply, Inc.

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Beacon Roofing Supply, Inc.

One Lakeland Park Drive
Peabody, Massachusetts 01960

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 13, 2013

To the shareholders of Beacon Roofing Supply, Inc.:

The 2013 Annual Meeting of Shareholders of Beacon Roofing Supply, Inc. (the “Company”) will be held at the Peninsula Beverly Hills Hotel, 9882 South Santa Monica Blvd, Beverly Hills, CA 90212 on Wednesday, February 13, 2013, at 8:00 a.m. local time, for the purpose of considering and voting on the following matters:

(1)	Election of eight members to our Board of Directors to hold office until the 2014 annual meeting of shareholders or until their successors are duly elected and qualified (Proposal No. 1);
(2)	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2013 (Proposal No. 2);
(3)	To approve the compensation for our named executive officers as presented in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the accompanying proxy statement on a non-binding, advisory basis (Proposal No. 3); and
(4)	The transaction of such other business as may properly come before the annual meeting and any adjournment(s) or postponement(s) thereof.

Although our Board of Directors intends to carefully consider the shareholder vote resulting from Proposal No. 3, that final vote will not be binding on us and is advisory in nature. All holders of record of shares of Beacon Roofing Supply, Inc. stock (NASDAQ: BECN) at the close of business on December 17, 2012 are entitled to receive notice of the meeting and to vote at the meeting. Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the meeting.

Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors
/s/ Ross D. Cooper
Ross D. Cooper
Secretary
Herndon, Virginia
January 9, 2013

This is an important meeting and all shareholders are invited to attend the meeting in person. Those shareholders who are unable to attend are respectfully urged to execute and return the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Shareholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on February 13, 2013: This proxy statement and 2012 Annual Report to Stockholders are available at www.edocumentview.com/BECN.

Beacon Roofing Supply, Inc.

One Lakeland Park Drive
Peabody, Massachusetts 01960

PROXY STATEMENT

DATE, TIME AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Beacon Roofing Supply, Inc. of proxies from the holders of our common stock, par value $.01 per share, for use at our 2013 annual meeting of shareholders to be held at the Peninsula Beverly Hills Hotel, 9882 South Santa Monica Blvd, Beverly Hills, CA 90212 on Wednesday, February 13, 2013, at 8:00 a.m. local time or at any adjournment(s) or postponement(s) of the annual meeting.

This proxy statement and the enclosed form of proxy are being mailed on or about January 9, 2013 to shareholders of record as of December 17, 2012. Shareholders should review the information provided in this proxy statement in conjunction with our 2012 annual report to shareholders which accompanies this proxy statement. In this proxy statement, we refer to Beacon Roofing Supply, Inc. as “we,” “our” and the “Company.” The proxy statement and annual report to shareholders are also available to be viewed and downloaded at www.edocumentview.com/BECN.

Our principal executive offices are located at One Lakeland Park Drive, Peabody, Massachusetts 01960.

i

ABOUT THE MEETING

What is the date, time and place of the annual meeting?

Beacon Roofing Supply Inc.'s 2013 Annual Shareholders' Meeting will be held on Wednesday, February 13, 2013, beginning at 8:00 a.m., local time, at the Peninsula Beverly Hills Hotel, 9882 South Santa Monica Blvd, Beverly Hills, CA 90212.

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, consisting of 1) election of directors; 2) ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2013; 3) approval of the compensation of our named executive officers on a non-binding, advisory basis; and 4) any other matters that properly come before the meeting.

Who is entitled to vote at the meeting?

Only our shareholders of record at the close of business on December 17, 2012, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponement(s) or adjournment(s) of the meeting. As of the record date, there were 48,070,281 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting.

A list of shareholders will be available at our headquarters at One Lakeland Park Drive, Peabody, Massachusetts 01960 for a period of ten days prior to the annual meeting and at the annual meeting itself for examination by any shareholder.

What are the voting rights of the holders of our common stock?

Holders of common stock are entitled to one vote per share on each matter that is submitted to shareholders for approval.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 48,070,281 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting.

What vote is required to approve each item?

For purposes of electing directors at the annual meeting, the nominees receiving the support of stockholders representing the greatest numbers of shares of common stock present at the meeting, in person or by proxy and entitled to vote, shall be elected as directors. The affirmative vote of a majority of the shares of common stock present at the meeting in person or by proxy and entitled to vote is required for the: ratification of the selection of Ernst & Young LLP; approval of the compensation of our named executive officers; and approval of any other matter that may be submitted to a vote of our shareholders. Although our Board of Directors intends to carefully consider the shareholder vote on the compensation of our named executive officers, that final vote will not be binding on us and are advisory in nature.

The inspector of election for the annual meeting shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum. A “broker non-vote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that proposal and has not received instructions from the beneficial owner. Broker non-votes will not be counted as votes cast “for” or votes “withheld” for the election of directors. On other matters submitted for a vote, broker non-votes will not be considered in tallying votes cast, and abstentions will be treated as a vote “against.” If less than a majority of the combined voting power of the outstanding shares of common stock is represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting from time to time without further notice.

What are the Board's recommendations?

As more fully discussed under Summary of Matters to be Voted On, our Board of Directors recommends a vote FOR the election of the respective nominees for director named in this proxy statement; FOR the ratification of the selection of Ernst & Young LLP; and FOR approval of the executive compensation.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted (1) FOR the election of the respective nominees for director named in this proxy statement; (2) FOR the ratification of the selection of Ernst & Young LLP; (3) FOR the approval of the compensation of our named executive officers; and (4) in accordance with the recommendation of our Board of Directors, FOR or AGAINST all other matters as may properly come before the annual meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.

How do I vote?

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card. Voting instructions are provided on the proxy card contained in the proxy materials.

If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record. The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

If you come to the Annual Meeting, you can, of course, vote in person. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

Can I change my vote after I return my proxy card?

Yes. The giving of a proxy does not eliminate the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise of that proxy, by voting in person at the annual meeting, by filing a written revocation or duly executed proxy bearing a later date with our Secretary at our headquarters.

Who pays for costs relating to the proxy materials and annual meeting of shareholders?

The costs of preparing, assembling and mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in so doing.

STOCK OWNERSHIP

Who are the largest owners of our stock? How much stock do our directors and executive officers own?

The following table shows information regarding the beneficial ownership of our common stock for the following:

(i)	each shareholder known by us to beneficially own more than 5% of our common stock,
(ii)	each of our directors,
(iii)	each executive officer named in the Summary Compensation Table in “Executive Compensation,” and
(iv)	all directors and executive officers as a group.

All information is as of the record date, except as noted otherwise.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owners(1)	Shares	Percent
Shareholders owning more than 5% of our common stock:
T. Rowe Price Associates, Inc.(2) 100 East Pratt Street Baltimore, MD 21202	3,246,850	6.8%
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	2,748,411	5.7%
SMALLCAP World Fund, Inc.(4) 333 South Hope Street Los Angeles, CA 90071	2,604,800	5.4%
Directors and executive officers:
Robert R. Buck(5)	66,317	*
Paul M. Isabella(6)	242,642	*
David R. Grace(7)	105,453	*
Ross D. Cooper(8)	43,824	*
H. Arthur Bellows, Jr.(9)	49,500	*
James J. Gaffney(10)	40,739	*
Peter M. Gotsch	70,000	*
Wilson B. Sexton(11)	180,220	*
Stuart A. Randle(12)	66,470	*
Richard W. Frost(13)	—
Neil S. Novich(13)	—
All directors and executive officers as a group (11 persons)	865,077	1.8%

*	Less than 1%
(1)	Information concerning beneficial ownership of shares is as of December 17, 2012, the record date. Includes the number of shares that such person has the right to acquire beneficial ownership as of that date and which such person has the right to acquire beneficial ownership of within 60 days thereafter. Restricted stock units held by executive officers and directors are not included since no such person has the right to acquire beneficial ownership of the underlying shares as of the record date or within 60 days thereafter. The restricted stock units granted to management will only vest upon achievement of the associated 3-year performance target and the restricted stock units granted to independent directors will not settle until the date that is six months after the date of the director's termination of service on the Board.

(2)	Based on the share information for T. Rowe Price Associates, Inc. as of December 31, 2011, reported on Schedule 13G filed by them on February 14, 2012. T. Rowe Price reported sole dispositive power with respect to all such shares, sole voting power with respect to 1,566,450 shares, and shared voting and dispositive powers with respect to none of the shares.
(3)	Based on the share information for BlackRock, Inc. as of December 31, 2011, reported on Schedule 13G filed by them on February 13, 2012. BlackRock reported sole voting and dispositive powers with respect to all such shares.
(4)	Based on the share information for SMALLCAP World Fund, Inc. as of December 31, 2011, reported on Schedule 13G filed by them on February 14, 2012. SMALLCAP World Fund reported sole voting power with respect to all such shares and sole dispositive powers, shared voting power and shared dispositive power with respect to none of the shares.
(5)	Includes 12,500 restricted shares.
(6)	Includes 138,113 shares issuable upon the exercise of options and 28,750 restricted shares.
(7)	Includes 34,166 shares issuable upon the exercise of options, 21,037 restricted shares, 21,037 restricted stock units issuable upon retirement at December 31, 2012, and 7,203 shares over which Mr. Grace shares investment control but of which he disclaims beneficial ownership.
(8)	Includes 36,574 shares issuable upon the exercise of options and 7,250 restricted shares.
(9)	Includes 41,250 shares issuable upon the exercise of options.
(10)	Includes 36,470 shares issuable upon the exercise of options and 4,269 shares over which Mr. Gaffney shares investment and voting control, but of which Mr. Gaffney disclaims beneficial ownership.
(11)	Includes 100,220 shares issuable upon the exercise of options. Those options and an additional 80,000 shares are held by the Wilson Sexton Revocable Trust, over which Mr. Sexton has sole investment and voting control.
(12)	Includes 66,470 shares issuable upon the exercise of options.
(13)	Appointed as Board member on July 10, 2012.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of September 30, 2012 with respect to each equity plan or arrangement pursuant to which warrants or options to purchase our common shares have been granted.

Equity Compensation Plan Information(1)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,050,975	$16.43	2,134,515
Equity compensation plans not approved by security holders	16,105	2.25	0
Total	3,067,080	$16.36	2,134,515

(1)	See Notes 2 and 10 to the Consolidated Financial Statements in the Company’s latest Form 10-K for additional information regarding our stock-based compensation plans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5, as applicable, with the Securities and Exchange Commission (SEC). Officers, directors and shareholders owning more than ten percent of our common stock are required by the SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of these forms received or representations from certain reporting persons that no forms were required to be filed, we believe that all of our officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal year 2012.

SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

Proposal 1.

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide that our Board of Directors shall consist of not less than three members to serve one-year terms of office. The authorized number of directors for this election is set at eight members. Upon election at the annual meeting, our directors will serve terms expiring at the 2014 annual meeting of shareholders or until their successors have been duly elected and qualified. The following individuals are our nominees:

Robert R. Buck
Paul M. Isabella
Richard W. Frost
James J. Gaffney
Peter M. Gotsch
Neil S. Novich
Stuart A. Randle
Wilson B. Sexton

Each nominee has consented to serve as a director; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

Our Company has grown rapidly through internal growth and acquisitions to become the second largest wholesale distributor of roofing supplies in North America, operating in 38 U.S. states and in six Canadian provinces. Accordingly, our nominees have experience in a variety of areas important to our Company, such as managing and overseeing the management of large public and private companies, corporate governance and executive compensation, strategic planning, mergers and acquisitions, financing growing businesses, international operations, information technology and marketing, and experience in our industry. Our Nominating and Corporate Governance Committee and Board believe that these nominees together provide us with the range and depth of experience and capabilities needed to effectively oversee the management of our Company. In addition, we believe our directors complement each other well and together comprise a cohesive body in terms of Board process and collaboration.

Information about Our Nominees

The following information sets forth, as of December 17, 2012, certain information about our nominees (age is in parentheses after each name), all of whom are being nominated for re-election to our Board. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. There are no family relationships between any of our directors or executive officers. The Board has determined that each of the following directors is independent under Nasdaq listing standards: Richard W. Frost, James J. Gaffney, Peter M. Gotsch, Neil S. Novich, Stuart A. Randle and Wilson B. Sexton. Independent members of our Board shall meet in executive session at least two times a year.

Robert R. Buck (65).  Chairman. Mr. Buck joined us as President and Chief Executive Officer and was first elected a director in October 2003. He was appointed Chairman of the Board in March 2007 and remained Chief Executive Officer until January 1, 2011. Prior to joining us, he served as President — Uniform Rental Division of Cintas Corporation from 1997 to 2003. From 1991 through 1997, he served as Senior Vice President — Midwest Region of Cintas. From 1982 through 1991, he served as Senior Vice President — Finance and Chief Financial Officer of Cintas. Mr. Buck presently serves as Chairman of Multi-Color Corporation and as a director of Quanex Building Products Corporation, both publicly-traded companies, and as a director of privately-held LVI Services, Inc. and Elkay Manufacturing. Mr. Buck has a B.A. degree from the University of Cincinnati.

Mr. Buck has overseen the growth of the Company from a private company with 65 branches and approximately $600 million in annual sales to a public company with 224 branches currently and $2.0 billion in sales in fiscal year 2012. His continued leadership as Chairman of the Board will be a major advantage to the Company and the Board as we continue to grow and make planned acquisitions.

Paul M. Isabella (57).  President and Chief Executive Officer. Mr. Isabella joined us in November 2007 as President and Chief Operating Officer and was promoted to Chief Executive Officer effective January 1, 2011. He was first elected a director in February 2011. Prior to joining us, he served as Executive Vice President of Cooper Industries, Inc., a manufacturer of electrical and other products, from 2005 to 2007 and Senior Vice President of The Stanley Works, a manufacturer of tools and hardware and a provider of security products, from 1999 to 2005. He began his career with General Electric Company in 1977 and worked in various GE businesses for 22 years. Mr. Isabella has a B.S. degree from State University of New York at Cortland.

Mr. Isabella led the Company to record sales and profits in both fiscal 2012 and 2011, led our operational and cost-reduction improvement initiatives during very challenging economic and industry conditions, and has formed an effective organizational structure to facilitate future growth. We believe it is important that the CEO be an integral part of our Board’s decision-making process.

Richard W. Frost (61).  Mr. Frost has served as a director since July 2012. He retired as Chief Executive Officer for Louisiana-Pacific Corporation in May 2012, having served in that capacity since December 2004. Mr. Frost previously served as Executive Vice President, Commodity Products, Procurement and Engineering from March 2003 to November 2004; Executive Vice President, OSB, Procurement and Engineering from May 2002 to February 2003; and Vice President, Timberlands and Procurement from 1996 to April 2002. He currently serves on the Board of Tractor Supply Company, the largest operator of retail farm and ranch stores in the United States with over 1,100 stores in 44 states. Mr. Frost holds dual bachelor's degrees from Louisiana State University and an MBA, Finance from Northwestern State University of Louisiana.

Mr. Frost’s executive and director experience, including deep operational experience in the building products industry and success in growth situations and with acquisitions, will be very helpful to the Board and management as the Company looks to expand its available products and pursue aggressive acquisition growth.

James J. Gaffney (72).  Mr. Gaffney became a director in July 2004. From 1998 through 2003, he served as Vice Chairman of the Board of Viking Pacific Holdings, Ltd. and Chairman of the Board of Vermont Investments, Ltd., a New Zealand-based conglomerate, and provided consulting services to GS Capital Partners II, L.P. (a private investment fund affiliated with Water Street Corporate Recovery Fund I, L.P. and Goldman, Sachs & Co.), and other affiliated investment funds. Mr. Gaffney also previously served as Chairman of the Board of Directors of Imperial Sugar Company until 2012. He presently serves on public boards as a director of Pool Corporation and Armstrong World Industries, Inc. He also serves as a director of privately-held C&D Technologies, Inc. Mr. Gaffney was previously a director of World Color Press Inc. and Carmike Cinemas, Inc. He has a bachelor’s degree from St. John's University and an M.B.A. from New York University.

Mr. Gaffney's broad business experience, ranging from investment fund consulting to manufacturing to corporate reorganizations, gives him a unique perspective to share with the Board and management.

Peter M. Gotsch (48).  Mr. Gotsch has served as a director since 1997 and Lead Independent Director since 2011. He has been a Managing Director of Svoboda Capital Partners, a private equity firm, since 2011 and was the Managing Partner of Ellipse Capital from 2008-2011. Previously, Mr. Gotsch was a Partner with Code Hennessy & Simmons LLC and employed by its affiliates from 1989 to 2008. Mr. Gotsch currently serves as a member of the Board of Houston Wire & Cable Company and was previously a director of Hillman Companies, Inc. Mr. Gotsch holds a B.A. degree from St. Olaf College and an M.B.A. from Northwestern University.

As a result of these and other experiences, as well as his over 15 years as a member of our Board, Mr. Gotsch has a depth of experience in a variety of distribution businesses and expertise in the building supply business. Mr. Gotsch is also recognized as a Certified Professional Director in the United States by the National Association of Corporate Directors.

Neil S. Novich (58).  Mr. Novich has served as a director since July 2012. He is the former Chairman, President and Chief Executive Officer of Ryerson, Inc., a global metals distributor and fabricator. He joined Ryerson in 1994 as Chief Operating Officer, was named President and CEO in 1995, and was additionally appointed Chairman in 1999. He remained Chairman and CEO until 2007, when the company was sold. Prior to his time at Ryerson, Novich spent 13 years with Bain & Company, an international management consulting firm, where he was a partner. Mr. Novich serves on the Boards of Hillenbrand, Inc., Analog Devices, Inc., and W.W. Grainger, Inc. He has a bachelor's degree in physics from Harvard University and master's degrees in both nuclear engineering and management from the Massachusetts Institute of Technology.

Mr. Novich understands the critical success factors for executive management of a public corporation. He has excellent financial knowledge and extensive board and managerial experience, including many years as a chairman.

Stuart A. Randle (53).  Mr. Randle has served as director since February 2006. Since 2004, Mr. Randle has served as President, CEO and Director of GI Dynamics, a healthcare company publicly-traded on the Australian Stock Exchange, and currently also serves as a Director of Teleflex Incorporated and is a member of its Compensation Committee. Previously, Mr. Randle was an Entrepreneur-in-Residence for Advanced Technology Ventures, a healthcare and IT venture capital firm. From 1998 to 2001, he was President, CEO and a director of Act Medical, Inc. Mr. Randle holds a BS in mechanical engineering from Cornell University and an M.B.A. from the Kellogg Graduate School of Management, Northwestern University.

Mr. Randle’s executive and director experience, including success in growth situations and with acquisitions, is a valuable asset for the Board and management as the Company moves forward with its planned continued growth.

Wilson B. Sexton (76).  Mr. Sexton became a director in October 2004. Mr. Sexton has been the Chairman of the Board and a director of Pool Corporation since 1993. From January 1999 to May 2001, Mr. Sexton also served as Chief Executive Officer of Pool Corporation. Mr. Sexton also serves as a board member of Houston Wire & Cable Company. Mr. Sexton is a Certified Public Accountant and holds a B.B.A. degree from Southern Methodist University.

Mr. Sexton understands well the issues facing boards and executive management of public corporations. He has a strong financial acumen and extensive managerial experience, having led another wholesale distribution company through a period of significant growth.

The Board of Directors recommends that you vote FOR the election of the nominees.

Proposal 2.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2013.

The Board and the Audit Committee consider Ernst & Young LLP well qualified to serve as the Company’s independent registered public accounting firm and recommend ratification of such selection by the stockholders.

Although action by stockholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek stockholder ratification of the selection in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent registered public accounting firm and its level of independence from management. If the proposal is not approved and the selection of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment.

The Board of Directors recommends that you vote FOR the ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for our 2013 fiscal year.

Proposal 3.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you as a shareholder an advisory vote on the compensation of our named executive officers by voting for or against the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the accompanying proxy statement.”

This resolution is required pursuant to Section 14A of the Securities Exchange Act. Although our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. The current frequency of the advisory vote on executive compensation is annually, and the next such vote will occur at our 2014 annual meeting of shareholders.

Our Company has grown rapidly through internal growth and acquisitions to become the second largest wholesale distributor of roofing supplies in North America, operating in 38 U.S. states and in six Canadian provinces. We believe our past accomplishments, including consistent profitability and growth, support the effectiveness of our executive pay program, which is intended to attract, motivate and retain experienced and skilled executives. We also believe the program provides the named executive officers listed in our summary compensation table with compensation that is competitive within our industry, internally equitable and commensurate with their talents and responsibilities. The primary objective of the program is to closely align total executive compensation with the attainment of our annual and long-term performance goals. The compensation of our executive officers consists of base salary, cash bonuses, long-term incentive compensation in the form of Company stock options and stock awards, and certain perquisites such as an auto allowance. Cash bonuses are almost entirely associated with Company performance and the Company significantly exceeded expectations and achieved record sales and profits in fiscal 2012. Only small percentages of the cash bonuses paid to our executives for fiscal 2012 were not linked directly to Company performance in accordance with the terms of the cash incentive program.

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

BOARD OF DIRECTORS' MEETINGS,
COMMITTEES OF THE BOARD AND RELATED MATTERS

How often did the Board meet during fiscal 2012?

During the fiscal year ended September 30, 2012 (“fiscal 2012”), our Board of Directors held eight meetings. During fiscal 2012, no incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he or she served on the Board and (ii) the number of meetings of committees of the Board of Directors held during the period he or she served on these committees. Our Board members attended the 2012 annual meeting of shareholders in person. It is our policy for all directors to attend the annual meeting of shareholders.

What is the Board’s leadership structure?

Robert Buck serves as the Chairman of the Board and remains a member of executive management. Furthermore, our current CEO, Paul Isabella, was elected to the Board in February 2011. The Board believes that this leadership model is appropriate for the following reasons:

•	these roles enable decisive leadership, ensure clear accountability and foster alignment between the Board and management on corporate strategy;
•	our Board has adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company (See “Corporate Governance” and “Employee Code of Business Ethics and Conduct”); and
•	our independent directors meet in regularly scheduled executive sessions without management present.
•	In determining the appropriate leadership structure, the Board considered a number of factors, including the candor and dynamics of discussion among the directors and between directors and management and the effectiveness of Mr. Buck’s leadership of the Board to date.

Because our Chairman of the Board is not considered an independent director, our Board has elected a Lead Independent Director. Mr. Gotsch currently serves as the Board’s Lead Independent Director, and the responsibilities of this position include the following:

•	preside at meetings of the Board’s independent directors;
•	assign certain tasks to the Board’s committees from time to time;
•	recommend agenda items and times for Board meetings; and
•	perform such other functions as the Board may direct.

Our business and affairs are managed under the direction of our Board, which is the Company's ultimate decision-making body, except with respect to those matters reserved to our shareholders. Our Board's key mission is to maximize long-term shareholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team (which is charged with the conduct of our business), and acts as an advisor and counselor to executive management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing its business strategy and assessing and managing risks.

What is the Board’s role in risk oversight?

The Board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, financing and capital investments. Management is responsible for the Company’s day-to-day risk management activities and our Board’s role is to engage in informed risk oversight. Management, through its internal audit function, compiles an annual ranking of risks to which the Company could be subjected and reviews the results of this risk assessment with the Audit Committee. Any significant risks are then reviewed by the Board and assigned for oversight. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our Board performs this function, including the following:

•	at its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;
•	the Audit Committee assists the Board in its oversight of risk management by discussing with management, particularly, the Chairman, Chief Executive Officer and Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; and
•	through management updates and committee reports, the Board monitors our risk management activities, including the annual risk assessment process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

The Compensation Committee also has oversight responsibility for risks and exposures related to employee compensation programs and management succession planning, and assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on the Company. The committee periodically reviews the structure and elements of our compensation programs and its policies and practices that manage or mitigate such risk, including the balance of short-term and long-term incentives, use of multiple performance measures, and a multi-year vesting schedule for long-term incentives. Based on these reviews, the committee believes our compensation programs do not encourage excessive risk taking.

What committees has the Board established?

The Board of Directors has established three committees: (1) the Audit Committee, (2) the Compensation Committee and (3) the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee held five meetings in fiscal 2012. The Audit Committee assists the Board in monitoring:

•	management’s process for ensuring the integrity of our financial statements;
•	the independent registered public accounting firm’s qualifications and independence;
•	the performance of our internal audit function and independent registered public accounting firm; and
•	management’s process for ensuring our compliance with legal and regulatory requirements.

As a key part of its responsibilities above, the Audit Committee selects the independent registered public accounting firm, approves the scope of the annual audit activities of the independent registered public accounting firm, approves the audit fee payable to the independent registered public accounting firm and reviews audit results with the independent registered public accounting firm. The Audit Committee currently is comprised of Art Bellows, Neil Novich, Peter Gotsch and Wilson Sexton, each of whom meets the independence criteria prescribed by applicable law and the rules of the SEC for Audit Committee membership and is independent under Nasdaq listing standards. The Board has also determined that Mr. Bellows is an “Audit Committee financial expert” as such term is defined in Regulation S-K promulgated by the SEC. Each of Messrs. Bellows, Novich, Gotsch and Sexton meet Nasdaq's financial knowledge requirements. A new Chairman of the Audit Committee will be appointed following the February 2013 annual shareholders meeting. Ernst & Young LLP currently serves as our independent registered public accounting firm.

The Audit Committee operates under a formal charter that governs its duties and conduct. The Audit Committee charter complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter is available on our web site at www.beaconroofingsupply.com.

In addition, the charter is available in print to any shareholder who requests it in writing to our Chief Accounting Officer at Beacon Roofing Supply, Inc., One Lakeland Park Drive, Peabody, MA 01960.

Ernst & Young LLP, our independent registered public accounting firm, reports directly to the Audit Committee.

Please refer to the Audit Committee Report, which is set forth in this proxy statement, for a further description of our Audit Committee's responsibilities and its recommendation with respect to our audited consolidated financial statements for fiscal 2013.

Compensation Committee

The Compensation Committee held four meetings in fiscal 2012. One of the key duties of the Compensation Committee is to provide a general review of our compensation and benefit plans to ensure that they meet our objectives. In addition, the Compensation Committee reviews the chairman’s and chief executive officer's recommendations on compensation of our executive officers and makes recommendations for adopting and changing major compensation policies and practices. The Compensation Committee reports its recommendations to the full Board of Directors for approval and authorization. It also makes recommendations to the Board with respect to the compensation of the chairman and the chief executive officer and administers our stock plans. The Compensation Committee is comprised of four directors who are independent under Nasdaq listing standards and non-employee directors (as defined in Rule 16b-3 under the Securities Exchange Act) and who do not have “interlocking” or other relationships with us that would detract from their independence as committee members. At all times, at least two members of the committee shall be outside directors (as defined in Section 162(m) of the Internal Revenue Code). The current members of the Compensation Committee are Stuart Randle, James Gaffney, Wilson Sexton and Richard Frost.

The Compensation Committee operates under a formal charter that governs its duties and conduct. The Compensation Committee complies with applicable Nasdaq rules and regulations. A copy of the charter is available on our web site at www.beaconroofingsupply.com. In addition, the charter is available in print to any shareholder who requests it in writing to our Chief Accounting Officer at Beacon Roofing Supply, Inc., One Lakeland Park Drive, Peabody, Massachusetts 01960.

Please refer to the Compensation Discussion and Analysis and the Compensation Committee Report in this proxy statement for a further description of our Compensation Committee's responsibilities, as well as its compensation philosophy and a description of considerations underlying each component of compensation paid to Beacon's executive officers for fiscal 2012.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held four meetings in fiscal 2012. The Nominating and Corporate Governance Committee is responsible for identifying and recommending potential candidates qualified to become Board members, recommending directors for appointment to Board committees, establishing and maintaining compliance with corporate governance guidelines, and reporting to the Board of Directors on the Board's self-evaluation questionnaire. The Nominating and Corporate Governance Committee is currently comprised of James Gaffney, Stuart Randle, Peter Gotsch and Richard Frost, each of whom is independent under Nasdaq listing standards.

When identifying, evaluating and considering potential candidates for membership on our Board, including those who might be recommended or nominated by shareholders, the Nominating and Corporate Governance Committee considers among other factors, relevant business and financial experience, integrity and willingness to devote the necessary time and energy. Although the Company's corporate governance guidelines do not prescribe specific diversity standards, as a matter of practice, the Board considers diversity in the context of the Board as a whole and takes into account considerations relating to ethnicity, gender, cultural diversity and the range of perspectives that the directors bring to their work. Our Board seeks independent directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds that will enhance the quality of the Board’s deliberations and decisions.

The Nominating and Corporate Governance Committee will consider nominees for our Board of Directors recommended by shareholders, using the same criteria as for other candidates. Recommendations should be submitted in writing to Ross D. Cooper, our corporate secretary, at 505 Huntmar Park Drive, Suite 300, Herndon, VA 20170. The recommendation should include the name and address of the shareholder making the recommendation and evidence of his or her ownership of our common stock, including the number of shares and period of ownership, the name and address of the director candidate, and his or her resume or listing of qualifications, and the candidate's signed consent to serve as a director if elected and to be named in the Proxy Statement. To be considered, the recommendation must be received by the secretary not less than 90 days and not more than 120 days before the one-year anniversary date of our most recent annual meeting of shareholders. The Nominating and Corporate Governance Committee may consider advice and recommendations from others, including search firms as it deems appropriate.

Further information related to the Nominating and Corporate Governance Committee is included in the Nominating and Corporate Governance Committee charter, available on our website at www.beaconroofingsupply.com. In addition, corporate governance guidelines adopted by the committee can be found immediately following the charter on our website. In addition, the charter and guidelines are available in print to any shareholder who requests them in writing to our Chief Accounting Officer at Beacon Roofing Supply, Inc., One Lakeland Park Drive, Peabody, Massachusetts 01960.

How may the Board be contacted?

Shareholders or other interested parties wishing to communicate confidentially with our Board of Directors can call 866-574-1199 in the United States and leave a message for the Chair of the Audit Committee, the Board of Directors or an individual director. In the alternative, shareholders and other interested parties may communicate with the Board of Directors or an individual director in writing by mailing such communication to Beacon Roofing Supply, Inc., One Lakeland Park Drive, Peabody, Massachusetts 01960, Attn: Chief Accounting Officer. Each communication intended for members of the Board of Directors and received by the Chief Accounting Officer will be reviewed by the Chief Accounting Officer. Communications related to the operation of the Company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

How are directors compensated?

Please see “Compensation of Directors” in the Compensation Disclosure and Analysis section of this proxy statement.

AUDIT COMMITTEE MATTERS

Audit Committee's Pre-Approval and Procedures

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy requiring the pre-approval of all audit and permissible non-audit services performed by the registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC's rules on auditor independence.

Prior to the engagement of the registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval.

Audit Services consist of services rendered by an external auditor for the audit of our annual consolidated financial statements (including tax services performed to fulfill the auditor's responsibility under generally accepted auditing standards) and internal controls and reviews of financial statements included in Form 10-Qs, and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Services consist of assurance and related services (e.g. due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, and accounting consultations.

Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The chairman of the Audit Committee, acting pursuant to delegated authority, may pre-approve any non-audit services, up to a limit of $20,000.

Audit and Non-Audit Fees

The table below summarizes the fees and expenses billed by our independent registered public accounting firm, Ernst & Young LLP, for the fiscal years ended September 30, 2012 and September 30, 2011.

Year	Audit	Audit-Related	Tax	All Other	Total
2012	$1,151,722	$139,275	$193,943	$—	$1,484,940
2011	$1,041,908	$102,925	$128,743	$—	$1,273,576

Audit fees include fees and expenses for professional services rendered for the audit of our annual consolidated financial statements, the audit of our internal controls and the reviews of the interim financial statements included in our Forms 10-Q.

The audit-related services reflect audit fees and expenses for our 401(k) profit-sharing plan and due diligence fees associated with the review of the 2012 acquisitions.

Tax fees represent professional services related to tax compliance and consulting, including those associated with acquisitions and tax due diligence in the U.S. and Canada.

The Audit Committee has considered the compatibility of the provision of services covered by the preceding paragraph with the maintenance of the principal accountant's independence from the Company and has determined that the provision of such services is not incompatible with the maintenance of such independence.

The Audit Committee annually reviews the performance of the independent registered public accounting firm and the fees charged for their services.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company's financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company's financial reporting process on behalf of the Company's Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the Company's independent registered public accounting firm. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has discussed with the independent registered public accounting firm the auditor's independence from the Company and management. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, regarding the independent public accounting firm’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions referred to above, the Audit Committee approved that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2012.

AUDIT COMMITTEE:

H. Arthur Bellows, Jr., Chairman
Peter M. Gotsch
Wilson B. Sexton
Neil S. Novich

EXECUTIVE OFFICERS

Our executive officers are elected by and serve at the discretion of the Board of Directors. Information on our executive officers who were serving as of the end of fiscal 2012 is as follows:

Name	Age	Position
Robert R. Buck	65	Chairman of the Board
Paul M. Isabella	57	President and Chief Executive Officer, Director
David R. Grace	53	Executive Vice President, Chief Financial Officer
Ross D. Cooper	47	Senior Vice President, General Counsel and Secretary

Robert R. Buck, Chairman.  Mr. Buck joined us as President and Chief Executive Officer (CEO) and was first elected a director in October 2003. He was appointed Chairman of the Board in March 2007 and remained CEO until January 1, 2011. Prior to joining us, he served as President-Uniform Rental Division of Cintas Corporation from 1997 to 2003. From 1991 through 1997, he served as Senior Vice President — Midwest Region of Cintas. From 1982 through 1991, he served as Senior Vice President-Finance and Chief Financial Officer of Cintas. Mr. Buck presently serves as Chairman of Multi-Color Corporation and as a director of Quanex Building Products Corporation, both publicly-traded companies, and as a director of privately-held LVI Services, Inc. and Elkay Manufacturing. Mr. Buck has a B.A. degree from the University of Cincinnati.

Paul M. Isabella, President and Chief Executive Officer.  Mr. Isabella joined us as President and Chief Operating Officer in November 2007 and was promoted to CEO effective January 1, 2011. Prior to joining us, he served as Executive Vice President of Cooper Industries, Inc., a manufacturer of electrical and other products, from 2005 to 2007 and Senior Vice President of The Stanley Works, a manufacturer of tools and hardware and a provider of security products, from 1999 to 2005. He began his career with General Electric Company in 1977 and worked in various GE businesses for 22 years. Mr. Isabella has a B.S. degree from State University of New York at Cortland.

David R. Grace, Executive Vice President, Chief Financial Officer.  Mr. Grace is responsible for financial management of the Company and each of our divisions and regions. Mr. Grace began his career as a CPA in public accounting with Baril and Smith CPA. He joined Beacon Sales Company as an accountant in 1987. He served in positions of increasing responsibility until he was named CFO at the time that we acquired Beacon Sales Company and was promoted to Executive Vice President effective January 1, 2011. Mr. Grace has a degree in accounting from Bentley College in Waltham, Massachusetts. Mr. Grace retired effective December 31, 2012 and we appointed our Chief Accounting Officer Rick Welker as Acting CFO until a permanent replacement is hired. Mr. Welker, 53, joined the Company as Corporate Controller in July 2004, prior to our IPO, and was promoted to Vice President in February 2006 and to Chief Accounting Officer in November 2011.

Ross D. Cooper, Senior Vice President, General Counsel and Secretary.  Mr. Cooper joined us in July 2006. Prior to joining us, Mr. Cooper was a shareholder of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., a law firm, since 1999. From 1996 to 2006, Mr. Cooper served as outside general counsel to Building Suppliers Corporation, LLC, an organization of roofing and construction materials wholesale distributors. Mr. Cooper received a B.S. in civil engineering from Cornell University and a J.D. from George Washington University Law School.

INFORMATION ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The responsibilities of our Compensation Committee are to review our compensation and benefit plans to ensure that they meet our objectives, review the Chief Executive Officer's performance and his or her recommendations on compensation of our other executive officers, and make recommendations for adopting and changing major compensation policies and practices. The Compensation Committee reports its recommendations to the full Board of Directors for approval and authorization. It also recommends the annual compensation of the Chairman and the Chief Executive Officer to the Board of Directors and administers our stock plan.

Objectives of Compensation Program

Our compensation practices are intended to attract, motivate and retain highly competent executives in a competitive marketplace. The program provides named executive officers listed in our summary compensation table with compensation that is industry competitive, internally equitable and commensurate with their skills, knowledge, experience and responsibilities.

The primary objective of our executive compensation program is to firmly align total executive compensation with the attainment of our annual and long-term performance goals. The annual goals are principally based upon our income before income taxes and the long-term goals are principally based on our stock price and return on invested capital.

The compensation of our executive officers consists of base salary, cash bonuses, long-term incentive compensation in the form of Company stock options and restricted stock awards, and certain perquisites such as an auto allowance. From time to time, the Company will also pay for relocation expenses, including temporary housing, commuting airfare, automobile lease and related expenses, associated with relocating executives.

Use of Consultants and Peer Group Data

The Company does not engage in specific numerical benchmarking in determining executive compensation. As described below, our Compensation Committee periodically considers available compensation data from peer companies. Because job content, accountability, responsibility, incumbent seniority and performance criteria vary from one company to the next, our Compensation Committee uses the information as a general guideline in exercising its discretion in determining compensation for our executive officers.

The Compensation Committee is currently utilizing Frederick W. Cook & Company as compensation consultant for purposes of reviewing the peer group used by the Compensation Committee for compensation purposes. Frederick W. Cook & Company performed no other work for the Company. Our executive compensation for fiscal 2012 was based in part on information provided in 2009 by Lyons, Benenson & Company, our former compensation consultant, which reviewed all aspects of our executive compensation at that time. Lyons, Benenson & Company reviewed the latest data for a peer group of distribution companies, most of which are of similar size and market capitalization as the Company, in developing its recommendations to the Compensation Committee. The peer companies included Airgas, Applied Industrial Technologies, BlueLinx Holdings, Builders FirstSource, Central Garden & Pet Company, DXP Enterprises, Fastenal Company, W.W. Grainger, H&E Equipment Services, Henry Schein, Huttig Building Products, IDEXX Laboratories, Interline Brands, MSC Industrial Direct Co., Patterson Companies, Pool Corp., PSS World Medical, RPM International, Universal Forest Products, Watsco and WESCO International. This survey data was one consideration included in the Compensation Committee’s process of determining executive compensation for fiscal year 2010 and beyond. The Compensation Committee uses the survey data as general guidance, together with other information such as general business trends, the competitiveness of the markets in which we operate, individual performance, and its own discretion in setting overall executive compensation.

Lyons, Benenson & Company was also retained by the Compensation Committee in 2010 to assist with a review of our executive long-term incentive compensation program. Lyons, Benenson & Company performed no other work for the Company. It reviewed the latest data on long-term compensation programs for the same peer group of distribution companies described above, as well as other trends in equity awards for executives in public companies, in developing its recommendations to the Compensation Committee. The Compensation Committee considered these recommendations in formulating the terms of our executive long-term incentive compensation program for fiscal 2011 and beyond. The main change made to our executive long-term incentive compensation program has been the issuance of restricted shares and units that vest if the Company attains targeted performance criteria at the end of a three-year period. Our Compensation Committee currently expects to continue the use of such performance stock awards for key executives, with the belief that such awards, directly based on actual long-term performance, are effective long-term incentives for our key executives.

Base Salaries

As noted above, the Compensation Committee evaluates the performance of our Chairman and our Chief Executive Officer, and recommends their salaries to the full Board of Directors in light of those evaluations. The Compensation Committee reviews the base salaries of the Chairman and the Chief Executive Officer on an annual basis in consideration of their performance during the previous year. Mr. Buck's base salary was set at $300,000 for fiscal 2012, which reflected a less active role for him in the day-to-day activities of the Company beginning January 1, 2012. The Compensation Committee considered the following quantitative and qualitative factors in evaluating the Chairman's performance in setting fiscal 2012 compensation:

•	the Company's performance and relative shareholder return;
•	the value of Mr. Buck's continued leadership role to both the Company and the Board as executive chairman; and
•	the compensation plans of chairmen of comparable companies.

Mr. Isabella's base salary was set at $567,100 for fiscal 2012. The Compensation Committee considered the following quantitative and qualitative factors in evaluating the Chief Executive Officer's performance in setting fiscal 2012 compensation:

•	the Company's performance and relative shareholder return;
•	the value of Mr. Isabella's leadership;
•	the compensation plans of chief executive officers of comparable companies; and
•	the recommendations of an independent compensation consultant (discussed above).

Base salaries of our executive officers other than the Chairman and the Chief Executive Officer are also recommended annually by the Compensation Committee to the full Board of Directors after consultation with, and upon the recommendation of, both the Chairman and Chief Executive Officer. The base salary of each executive officer is recommended by the Chairman and the Chief Executive Officer to the Compensation Committee after evaluating each executive officer's performance over the year in consideration of (i) the Company's overall financial performance, (ii) the individual's performance during the year and contributions to the Company, and (iii) other relevant factors (for example, market conditions).

The Compensation Committee considers a number of factors when evaluating the Chairman’s and the Chief Executive Officer's recommendations regarding base salaries for the other executive officers. Periodically, the Compensation Committee reviews industry specific compensation surveys that provide detailed information regarding the compensation practices of industry peers, competitors and companies of similar market value. Other information that the Committee deems relevant, such as general business trends, the competitiveness of the markets in which we operate and special circumstances, also may be considered in its evaluation.

Annual Cash Incentives

The second element of our compensation program is an annual cash incentive bonus. Annual incentives are a significant component of executive compensation, reflecting the Company's belief that management's contribution to long-term shareholder returns (via increasing stock prices) comes from increasing current earnings and properly preparing the Company for future earnings growth. We believe these bonuses play a key role in enabling us to attract, retain and motivate our employees.

For fiscal 2012, under the terms of our management cash bonus plan, a base bonus amount was set for each participant. Those amounts are set forth below in the Grants of Plan Based Awards table under the heading “Target.”

The bonuses for our executive officers named in the Summary Compensation Table were based 90% on a Company-wide income before taxes target and 10% on qualitative performance evaluations of strategic performance goals by the Compensation Committee of our Chairman and our Chief Executive Officer and by our Chairman and our Chief Executive Officer of the other named executive officers, as presented to the Compensation Committee. If the income before taxes target was not met at the 100% level, the participant's bonus with respect to that target was pro-rated on a straight line basis if the participant achieved a range of 85% to 100% of target, with no bonus paid at less than 85% of target. The individual strategic performance goals, as further outlined below, considered such factors as leadership and skills demonstrated in the individual’s role with the Company, long-range planning and vision, departmental and staff development and professionalism. In addition, each participant could receive an additional maximum performance bonus if income before taxes exceeded 100% of target, up to an amount equal to 100% of the base bonus for Mr. Buck, 50% for Mr. Isabella and 60% for Mr. Grace and Mr. Cooper. If the Company exceeded the target, the named executives each would have earned a bonus equal to 6% of the amount of earnings before income taxes (net of such bonuses) that exceeded the target, up to their respective maximum performance bonus amount.

For fiscal 2012, the Company achieved income before taxes of approximately $126.5 million compared to an established target of approximately $104.3 million for the named executives. Our Board of Directors established the annual income before taxes target based on market conditions and reasonable rates of expected annual growth. Based on the Company’s actual results each of the named executive officers earned their full quantitative bonus and associated maximum bonus for fiscal 2012. In addition, as outlined below, each named executive officer earned the bonuses that were based on their qualitative performance evaluations of specific management objectives. The bonus amounts paid to each named executive officer for fiscal 2012 are set forth below in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” Total bonuses earned for fiscal 2012, comprised of the bonus resulting from the company’s financial performance and their individual qualitative performance evaluations, were $361,164 for Mr. Buck, $810,144 for Mr. Isabella, $363,024 for Mr. Grace and $238,426 for Mr. Cooper.

Notwithstanding the terms of the management cash bonus plan and the annual targets, the Compensation Committee retains full discretion to award discretionary bonuses to the Chairman, Chief Executive Officer and others in light of the totality of the circumstances. The Compensation Committee considers the Chairman’s and Chief Executive Officer's recommendations in determining discretionary cash awards for our other named executive officers. The Chairman’s and Chief Executive Officer's recommendations are guided by their evaluations of the Company's actual financial performance compared with our performance goals and their assessment of the effectiveness of the individual and collective efforts of our executive officers in achieving the Company's business objectives. The Compensation Committee, Chairman and Chief Executive Officer also consider extraordinary efforts by executive officers in various projects or initiatives during the year.

In addition to the duties and responsibilities associated with their executive positions, each of our named executive officers are assigned specific annual objectives to attain in order to qualify for part or all of a 10% portion of their base bonus. For 2012, these specific management objectives were all were equally weighted and are described below along with the percentage of the base bonus earned by the complete achievement of the objective.

Mr. Buck — in addition to providing strategic direction to the Company, its executive team, and its Board of Directors, and providing guidance to the Company’s investor relations efforts, Mr. Buck’s specific 2012 goals were:

•	develop and lead the Company’s acquisition efforts, including identifying and meeting with acquisition candidates, negotiating transaction terms, and monitoring the financial analysis and closing processes (2.50%); Mr. Buck achieved this goal by facilitating the successful acquisition of several companies during the fiscal year, and by the continued development of the acquisition “pipeline”;
•	provide direction and counsel to the Company’s executive officers, particularly the Company’s CEO, on succession planning, other specific issues confronting the Company, and achievement of growth and performance objectives (2.50%); Mr. Buck achieved this goal by assisting each of the Company’s executive officers to achieve their own specific management objectives and the Company achieved record sales and earnings in 2012;
•	evaluate and monitor the Company’s management team organization developed by the CEO to ensure it has the proper capability and capacity to lead the Company into the future (2.50%); Mr. Buck achieved this goal by providing strategic leadership to the management team that successfully led the Company to record sales and earnings in 2012; and
•	evaluate and monitor the Company’s acquisition integration process to ensure the profitability measures of our acquired companies climb to the corporate average as soon as possible (2.50%). Mr. Buck achieved this goal by providing oversight over our recently acquired companies to assist with their achievement of a 2012 operating margin, exclusive of special charges and amortization expense associated with purchase accounting, that was close to the corporate average.

Mr. Isabella — in addition to his responsibility to lead and manage all aspects of the Company’s operational and financial performance, including vendor relations, safety, human resources, sales and marketing, credit, legal and investor relations, Mr. Isabella’s specific 2012 goals were:

•	improve performance of Pacific region (2%); Mr. Isabella achieved this goal by leading the Pacific region to improved overall performance under newly promoted Jason Taylor, RVP-Pacific, in 2012;
•	propose and implement a restructuring of Shelter Midwest region (2%); Mr. Isabella achieved this goal by successfully restructuring this region under Kent Gardner, promoted to EVP-West Division, and Bill Sarvis, newly hired RVP-Shelter Midwest;
•	update investor road show presentation (2%); Mr. Isabella achieved this goal by significantly enhancing the investor presentation in 2012;
•	accelerate Beacon’s best practices throughout the Company (2%); Mr. Isabella achieved this goal by expanding our best practices more quickly to acquired branches and elsewhere in 2012 under experienced executive Jack Smith, newly appointed VP of Acquisitions and Organizational Improvement; and
•	develop a more robust data-driven process for new branch openings (2%); Mr. Isabella achieved this goal by enhancing the quantitative analysis employed in the review and selection process for determining optimum locations for new branches.

Mr. Grace — in addition to being responsible for all aspects of the Company’s financial management and reporting, leading and managing the Company’s corporate financial department, and providing guidance and oversight to the Company’s regional financial teams, Mr. Grace’s specific 2012 goals were:

•	assist with the recapitalization of the Company’s outstanding debt (2%); Mr. Grace achieved this goal by leading the effort to obtain an expanded credit facility with more attractive terms than the prior facility;
•	develop depth in the Company’s finance department, providing both for succession planning and training of the Company’s future financial leaders (2%); Mr. Grace achieved this goal by further developing our finance team, including increasing the number of our regional controllers assisting with acquisitions and by facilitating the transition of many of his duties with others on the corporate staff in the months prior to his retirement;
•	provide support for acquisitions (2%); Mr. Grace achieved this goal by successfully managing the financial aspects of the Company’s several acquisitions completed during the fiscal year;
•	provide support for investor relations and conferences (2%); Mr. Grace met this goal by acting as the Company’s lead presenter in several investor conferences and by leading the financial presentation and financial “Q&A” during post-earnings release conference calls with investors; and
•	overseeing improvements in the Company’s monthly financial closing process and annual budget process (2%); Mr. Grace met this goal by successfully implementing improvements in the monthly corporate consolidation process and by purchasing a new budget software package that is expected to streamline the annual budgeting process.

Mr. Cooper — in addition to being responsible for the management of the Company’s legal affairs, including claims management, commercial leasing, labor relations, contract review, and negotiation and documentation of acquisitions, Mr. Cooper’s specific 2012 goals were:

•	increase company awareness of actual and potential legal issues by continuing to prepare and distribute legal bulletins to management (1.67%); Mr. Cooper achieved this goal by preparing and distributing several legal bulletins to the management team;
•	assist with identification of acquisition prospects, initial meetings with certain acquisition candidates, and negotiation of acquisition transactions (1.67%); Mr. Cooper met this goal by identifying and assisting with several acquisitions during 2012;
•	develop operational awareness and recognition of legal issues by conducting regional field visits (1.67%); Mr. Cooper achieved this goal by conducting both local and regional field visits to meet branch managers and regional leaders and provide guidance and counsel to field personnel on addressing legal issues arising during day-to-day business;
•	participate in and develop a better understanding of investor relations (1.67%); Mr. Cooper achieved this goal by participating as a presenter in several investor conferences along with the Company’s CEO;
•	assist in developing and implementing more comprehensive awareness of employment and labor law issues by human resources and field personnel (1.66%); Mr. Cooper achieved this goal by continuing to develop awareness of these issues; and
•	work on a project to create and manage a vendor endorsement database to assist the Company with managing risks (1.66%); Mr. Cooper achieved this goal by completing an initial assessment and developing the parameters for this long-term project.

Each of the above named executive officer’s respective specific management objectives reflect our focus on continued growth and improvement in execution over our past performance. In light of that focus, the Compensation Committee reviewed each of the Chairman’s and CEO’s 2012 specific management objectives above and, after careful consideration of the outcomes, concluded that they were all fully achieved. The Chairman and CEO made the same determination regarding the achievement of the other named executives’ specific management objectives and recommended full payments to the Compensation Committee. After careful consideration of those outcomes as well, the Compensation Committee concurred with the full payments to Mr. Grace and Mr. Cooper.

Equity Compensation

The third element of our compensation program is equity compensation. Equity compensation is intended to more closely align total compensation with the long-term financial interests of our shareholders. The equity compensation component of our compensation program is based upon awards of stock options and other stock awards.

Since the Company's initial public offering and through fiscal 2012, non-qualified stock options were granted to key members of management at an exercise price equal to the closing price of the Company's common stock as reported by Nasdaq on the date of grant. Accordingly, grants of stock options will produce value only if there are increases in the underlying stock price. Beginning in fiscal 2011, restricted stock awards were also granted to certain key members of management. Similar to stock options, we believe that restricted stock awards reward performance because the value of the stock is also linked to our Company’s long-term performance. The Compensation Committee believes that restricted stock awards can play an important retentive and motivational role that stock options alone may not.

The 2012 restricted stock awards represented units that will vest and be convertible into common shares if the Company attains a targeted average three-year return on invested capital (“ROIC”) of 8.50%, net of cash, at the end of a three-year period. The actual number of those units that will vest can range from 0% to 125% of this number depending upon actual company performance below or above the target level. If the average ROIC is less than 85% of target, no units will vest. If the average ROIC is 85% of target, 50% of the units will vest. If the average ROIC is 100% of target, 100% of the units will vest. If the average ROIC is 115% or more of target, 125% of the units will vest. Achievement between 85% and 100% and between 100% and 115% will be adjusted on the basis of straight-line interpolation. The ROIC rate for fiscal 2012 was 10.1%.

The Company’s annual equity awards are typically made by the Compensation Committee in November of each year following the close of the Company’s fiscal year and subsequent to the approval of the annual budget for the new year. The Company typically does not make stock option and other stock awards other than annually except in certain cases for key members of management hired during the course of a year.

Our Compensation Committee administers our stock plan. The purpose of the stock plan is to advance the interests of the Company by:

•	providing directors, officers, employees and other eligible persons with additional incentives;
•	encouraging stock ownership by eligible persons;
•	increasing the proprietary interests of eligible persons in the success of the Company;
•	encouraging eligible persons to remain with the Company or its affiliates; and
•	attracting new employees, officers or directors to the Company or its affiliates.

In determining whether to grant options and other stock awards and how many of such to grant to eligible persons under our stock plan, consideration is given to each individual's past performance and contribution to the Company as well as that individual's expected ability to contribute to the Company in the future. As part of the Company’s annual performance evaluation process, each year both the Chairman and the CEO, after consultation with each other named executive, establish that named executive’s performance objectives for the coming year. These performance objectives are not intended to be rigid or formulaic, but rather to serve as the framework upon which the Chairman and the CEO evaluate the executive’s overall performance. Individual performance objectives may include operational metrics that may reflect corporate or departmental goals or may include specific operational objectives with respect to the executive’s area of responsibility. These performance objectives also include the demonstration of leadership and decision making, effective communication, promotion of the Company’s strategic initiatives and values, commitment to excellence and work ethic and may include more specific objectives for the executive, such as the successful completion of major projects, successful integration of acquisitions, and organization capability building. The Chairman’s and CEO’s evaluation of an executive’s performance relative to these objectives is inherently subjective, involving a high degree of judgment based on the Chairman’s and CEO’s observations of, and interaction with, the executive throughout the year. The Chairman and the CEO also consider the executive’s prospects for future development and advancement within the Company in formulating an equity compensation recommendation. As an additional input to the Chairman’s and CEO’s evaluation of an executive’s performance, the Chairman and the CEO assess the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the Chairman’s and CEO’s evaluations of the executive’s performance.

The above evaluation provides the basis for the Chairman’s and CEO’s recommendation to the Compensation Committee of stock awards for each named executive. The Compensation Committee meets with both the Chairman and CEO and discusses their recommendations with them before meeting separately in executive session to discuss the Chairman and CEO’s recommendations and making a final determination of the stock awards to the named executives. The Compensation Committee applies similar factors in determining the stock awards to the Chairman and the CEO. The Compensation Committee’s evaluation of the Chairman’s and CEO’s overall performance relative to these factors also is inherently subjective, involving a high degree of judgment. As additional input to the Compensation Committee’s evaluation of the Chairman and CEO’s performance, the Compensation Committee assesses the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the Compensation Committee’s evaluation of the Chairman’s and CEO’s performance.

In November 2011, the Compensation Committee authorized awards of options and restricted units to our named executive officers and a number of other key employees, using the recommendations from Lyons, Benenson & Company described above and other considerations as described above and below. For our named executive officers, the Compensation Committee set a target equity award value based upon recommendations from Lyons, Benenson & Company, which reviewed peer group data, and taking into account the Black-Scholes valuation of each named executive officer’s equity awards in prior years. Of that target value, and pursuant to the guidelines approved by our Board, approximately 75 percent of the target value was represented by restricted units and approximately 25 percent in options. Under this methodology, the awards to each of our named executive officers were as follows:

•	Mr. Buck was granted options to acquire 6,013 common shares (0.8% of the total 11/11 management option grant) and 9,000 restricted units (8.2% of the total 11/11 restricted stock award). These grants were based on the factors described above and Mr. Buck’s leadership role as Chairman and his direct influence on the extent of our continued future growth via the pursuit of acquisitions, direction and counsel to Mr. Isabella, and assistance with other executive development.
•	Mr. Isabella was granted options to acquire 22,000 common shares (2.8% of the total 11/11 management option grant) and 27,400 restricted units (24.9% of the total 11/11 restricted stock award). These grants were based on the factors described above and Mr. Isabella’s leadership role as CEO and his ability to drive our continued future operational growth and success, as well as organizational optimization and maintaining positive investor relations.
•	Mr. Grace was granted options to acquire 15,280 common shares (2.0% of the total 11/11 management option grant) and 21,037 restricted units (19.1% of the total 11/11 restricted stock award). These grants were based on the factors described above and Mr. Grace’s leadership role as CFO and his position to assist with our continued future operational growth and success, as well as formulating the proper future capital structure and investor relationships.
•	Mr. Cooper was granted options to acquire 4,723 common shares (0.6% of the total 11/11 management option grant) and 7,250 restricted units (6.6% of the total 11/11 restricted stock award). These grants were based on the factors described above and Mr. Cooper’s key role as General Counsel and his position in assisting with our continued future growth, including assisting with all acquisitions, as well as monitoring company-wide legal compliance.

Each option above had an exercise price of $18.72, vests one-third annually starting on the first anniversary of the grant, and expire on the tenth anniversary of the date of grant. All of the restricted units will vest and be convertible into common shares if the Company attains a targeted average three-year return on invested capital of 8.50%, net of cash, at the end of a three-year period. The actual number of those units that will vest can range from 0% to 125% of this number depending upon actual company performance below or above the target level.

Severance Agreement

We have a severance agreement with Mr. Grace that provides 25 months of base pay and certain health care benefits until age 65, or earlier under certain circumstances. Mr. Grace’s termination is considered a termination due to “disability” as defined in his Stock Option, Restricted Stock and Restricted Stock Unit Agreements and affirmed by the Board of Directors, which resulted in the full vesting of his outstanding stock awards as set forth in the severance agreement. The values of these vested stock awards are indicated in the tables under “Executive Compensation.” The estimated total accounting charge for his termination benefits is $1.8 million. Also as part of the severance agreement, beginning January 1, 2013 and continuing until February 28, 2015, Mr. Grace will refrain from competing with us and make himself reasonably available to us to provide consulting advice from time to time if and as needed upon reasonable notice by our CEO. During this period, Mr. Grace will be an independent contractor and not an employee of the Company.

Stock Ownership Guidelines

We do not have a formal policy regarding minimum stock ownership requirements for our named executive officers. We encourage ownership through option grants and other stock awards and with an option to invest in the Company's stock in our 401(k) plan.

Retirement Plans

We sponsor a defined contribution 401(k) plan, which covers substantially all of our U.S. employees, including our named executive officers. We currently provide a match of 50% of participants' before-tax contributions up to 3% of eligible compensation. During fiscal 2012, we contributed a match of $7,350 for each of the named executives. Additional annual profit-sharing contributions may be made at the discretion of the Board of Directors. Total Company profit-sharing contributions of approximately $4.0 million were made for fiscal 2012 and allocated to participants' accounts after year-end based on a formula that considers a participant's compensation below and above the social security taxable base, up to certain IRS limits ($245,000 for fiscal 2012).

Our named executive officers do not participate in any special or separate executive retirement plans. We consider our 401(k) plan to be an important factor in our ability to hire, retain and motivate our employees by providing an added measure of financial security for our employees.

Perquisites

We have no formal perquisites program. Personal benefits may be provided from time to time when we determine that such personal benefits are a useful part of an executive's compensation package. Specifically, we have agreed to provide each of the named executive officers with a monthly auto allowance of $1,000 and reimbursement of their fuel costs. In addition, we will reimburse Mr. Isabella for his moving expenses and reasonable and customary real estate transaction costs in connection with his relocation that is occurring in December 2012.

Tax Deductibility of Compensation

Section 162(m) of the Code generally precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer and other specified officers, unless, in addition to other requirements, the compensation qualifies as performance based compensation. The Company is currently entitled to a deduction in connection with options exercised under our stock option plan by such executive officers. The Compensation Committee will continue to consider Section 162(m) implications in making compensation recommendations and in designing compensation programs for our named executive officers. However, the Compensation Committee reserves the right to pay non-deductible compensation if it determines that to be in our best interests and in the best interests of our stockholders.

Compensation for Fiscal Year 2013

In setting executive compensation for the fiscal year ending September 30, 2013 (“fiscal 2013”), the Compensation Committee followed the same methodology used in setting executive compensation for fiscal 2012, based in part on its consideration of the results of the shareholder advisory vote on our executive compensation held on February 8, 2012, in which over 88% of the votes cast supported the compensation of our named executive officers. With respect to base salaries, the Compensation Committee reviewed Mr. Buck's base salary and the Board of Directors set his salary at $300,000. The Board of Directors set Mr. Isabella’s base salary for fiscal 2013 at $584,113. The Board of Directors set Mr. Grace's base salary at $492,900 and Mr. Cooper's base salary at $403,432. These salaries for fiscal 2013 were unchanged for

Mr. Buck and Mr. Grace while reflecting a 3% and 5% increase for Mr. Isabella and Mr. Cooper, respectively, and were based on the Compensation Committee’s annual considerations discussed above as well as consideration of Mr. Buck’s continued less active role in the day-to-day activities of the Company and Mr. Grace’s planned retirement on December 31, 2012 and the associated severance agreement discussed above. Because his replacement was not yet hired, Mr. Grace received his base salary until his retirement date without the 30% reduction contemplated by the severance agreement.

With respect to annual cash incentives for fiscal 2013, a base bonus amount has again been set for each participant (except for Mr. Grace). The bonuses for our named executive officers will continue to be based on the same terms as described above for fiscal 2012. The named executives have an opportunity to earn total bonuses for fiscal 2013 of up to $180,583 (Mr. Buck), $1,051,403 (Mr. Isabella) and $250,346 (Mr. Cooper), respectively, which includes potential maximum performance bonuses up to 80% of the base bonus for Mr. Isabella and 60% for Mr. Cooper.

With respect to equity compensation, in November 2012 the Compensation Committee authorized awards of options and restricted stock units to our named executive officers (except for Mr. Grace due to his pending retirement) and a number of other key employees, using the same methodology as used for fiscal 2012. The fiscal 2013 awards to each of these named executive officers were as follows:

•	Mr. Buck was granted options to acquire 4,827 common shares and 8,633 restricted stock units;
•	Mr. Isabella was granted options to acquire 17,659 common shares and 26,284 restricted stock units; and
•	Mr. Cooper was granted options to acquire 4,000 common shares and 7,000 restricted stock units.

Each option above had an exercise price of $30.15, vest one-third annually starting on the first anniversary of the grant, and expire on the tenth anniversary of the date of grant. All of the restricted stock units will vest and be convertible into common shares if the Company attains a targeted average three-year return on invested capital of 9.75%, net of cash, at the end of a three-year period. The actual number of those shares that will vest can range from 0% to 125% of this number depending upon actual company performance below or above the target level.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the “Compensation Disclosure and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Chief Financial Officer and General Counsel. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Stuart A. Randle, Chairman	James J. Gaffney	Wilson B. Sexton	Richard W. Frost

Executive Compensation

The following table sets forth all compensation earned during the fiscal years ended September 30, 2012, 2011 and 2010, by each person who served as our Chief Executive Officer and our Chief Financial Officer during fiscal year 2012, and by our other executive officers who were serving as executive officers at the end of the fiscal year, collectively referred to as our named executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(4)	Total ($)
Robert R. Buck Chairman	2012	328,608	168,480	52,643	361,164	32,869	943,764
	2011	470,975	193,125	62,215	496,464	33,042	1,255,821
	2010	578,201	—	308,583	34,782	26,814	948,380
Paul M. Isabella President and Chief Executive Officer	2012	567,312	512,928	192,606	810,144	38,598	2,121,588
	2011	529,289	468,388	184,704	764,285	82,695	2,029,360
	2010	470,956	—	233,502	44,880	88,149	837,486
David R. Grace Executive Vice President and Chief Financial Officer	2012	493,112	393,813	133,773	363,024	32,865	1,416,587
	2011	465,340	337,122	125,509	342,477	32,815	1,303,262
	2010	427,392	—	195,961	19,686	26,914	669,954
Ross D. Cooper Senior Vice President, General Counsel and Secretary	2012	384,433	135,720	41,349	238,426	33,926	833,853
	2011	369,197	112,013	36,080	224,928	32,444	774,662
	2010	355,151	—	112,622	13,782	26,775	508,329

(1)	These amounts represent the annual cash incentives that were paid during the first quarter of the following fiscal year.
(2)	The amounts in this column represent the estimated grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718. These amounts are being recognized by the Company as share-based compensation expense over a three-year performance measurement period. For additional information regarding assumptions underlying the valuation of equity awards and the calculation methods, please refer to Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal 2012.
(3)	The amounts in this column represent the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718. These amounts are recognized by the Company as share-based compensation expense over the three-year vesting period. For additional information, please refer to Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal 2012.
(4)	Includes Company matching and profit-sharing contributions to the 401(k) plan (a combined $18,482 for each in 2012) along with auto allowances and fuel cost reimbursements.

The following table sets forth the individual grants of plan-based awards to the named executive officers during the fiscal year ended September 30, 2012.

FISCAL 2012 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			All Other Option Awards: Number Of Securities Underlying Options (#)(c)	Exercise Or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(d)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert R. Buck	10/20/2011	$0	$180,582	$361,164
	11/18/2011							6,013	$18.72	$52,643
	11/18/2011				4,500	9,000	11,250			$168,480
Paul M. Isabella	10/20/2011	$0	$540,096	$810,144
	11/18/2011							22,000	$18.72	$192,606
	11/18/2011				13,700	27,400	34,250			$512,928
David R. Grace	10/20/2011	$0	$226,890	$363,024
	11/18/2011							15,280	$18.72	$133,773
	11/18/2011				10,519	21,037	26,296			$393,813
Ross D. Cooper	10/20/2011	$0	$149,016	$238,426
	11/18/2011							4,723	$18.72	$41,349
	11/18/2011				3,625	7,250	9,062			$135,720

(a)	The non-equity incentive plan awards above were based on Company-wide income before taxes and individual performance. See Compensation Discussion and Analysis under the heading “Annual Cash Incentives.”
(b)	The vesting of these restricted units is subject (except in the case of Mr. Grace) to the Company meeting an ROIC metric over a three-year period ending September 30, 2014, and the units can vest at a percentage equal to 0% to 125% of the target. See Compensation Discussion and Analysis under the heading “Equity Compensation.” Mr. Grace’s restricted units vested at the target level after our fiscal year-end as set forth in his severance agreement. See Compensation Discussion and Analysis under the heading “Severance Agreement.”
(c)	These options vest (i.e., become exercisable) in three equal parts on the first, second and third anniversaries of the grant date and expire ten years from the date of grant. See Compensation Discussion and Analysis under the heading “Equity Compensation.”
(d)	This column shows the grant date fair value of stock options and restricted units awarded to the named executives in fiscal 2012, computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal 2012.

The following table sets forth details of all of the outstanding equity awards of the named executive officers as of September 30, 2012:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)				Stock Awards(2) Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Robert R. Buck	40,000	0	22.46	10/24/2016	21,500	612,320
	0	13,700	14.45	11/6/2019
	2,671	5,342	15.47	11/16/2020
	0	6,013	18.72	11/18/2021
Paul M. Isabella	45,000	0	8.04	11/19/2017	56,150	1,599,152
	40,000	0	12.25	10/22/2018
	20,733	10,367	14.45	11/6/2019
	4,007	8,012	15.47	11/16/2020
	3,334	6,666	17.87	1/1/2021
	0	22,000	18.72	11/18/2021
David R. Grace	0	8,700	14.45	11/6/2019	42,074	1,198,268
	0	6,853	15.47	11/16/2020
	0	3,333	17.87	1/1/2021
	0	15,280	18.72	11/18/2021
Ross D. Cooper	25,000	0	22.16	7/5/2016	14,500	412,960
	10,000	0	22.46	10/24/2016
	0	5,000	14.45	11/6/2019
	0	3,098	15.47	11/16/2020
	0	4,723	18.72	11/18/2021

(1)	All options were granted on the date which is ten years prior to the expiration date for such grants. All options granted under our 2004 Stock Plan vest in three equal parts on the first, second and third anniversary of the date of grant. All unvested options held by Mr. Grace vested after our fiscal year-end (see “Severance Agreement” in the Compensation Discussion and Analysis).
(2)	The vesting of these restricted shares and units is subject to the Company meeting ROIC metrics over the two three-year periods ending September 30, 2013 and September 30, 2014. The total market value is based on the price of our common stock of $28.48 per share at the end of fiscal year 2012 and vesting at target. The restricted shares and units held by Mr. Grace vested after our fiscal year-end (see “Severance Agreement” in the Compensation Discussion and Analysis).

OPTION EXERCISES

The following table sets forth certain information regarding options exercised by the named executive officers during the fiscal year ended September 30, 2012.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Robert R. Buck	114,900	899,545
Paul M. Isabella	—	—
David R. Grace	157,494	1,820,272
Ross D. Cooper	15,549	171,262

(1)	Values are calculated by multiplying the differences between the market prices and exercise prices on the dates of the exercises of the options by the number of common shares acquired upon the exercises of such options.

Potential Payments Upon Termination or Change-in-Control

Equity Award Agreements

Pursuant to stock option agreements with our named executive officers, all of their outstanding stock options will vest upon death, disability or retirement (i.e., termination on or after age 65) and in the event of a change in control. Based on the price of the Company's stock of $28.48 as of September 30, 2012, the values of unvested stock options for the named executives as of that date (based on the difference between such stock price and the exercise prices) were as follows: Mr. Buck — $320,397, Mr. Isabella — $535,131, Mr. Grace — $395,714 and Mr. Cooper — $156,551.

Pursuant to restricted share and unit awards with our named executive officers, the target number of restricted shares and units will vest upon death or disability. Based on the price of the Company's stock of $28.48 as of September 30, 2012, the values of the target number of unvested restricted shares and units as of that date for the named executive officers were as follows: Mr. Buck — $612,320, Mr. Isabella — $1,599,152, Mr. Grace — $1,198,268 and Mr. Cooper — $412,960. Upon a change in control, restricted shares and units will vest at the maximum level. Based on the price of the Company's stock of $28.48 as of September 30, 2012, the values of the maximum number of unvested restricted shares as of that date for the named executive officers were as follows: Mr. Buck — $765,400, Mr. Isabella — $1,998,940, Mr. Grace — $1,497,834 and Mr. Cooper — $516,200. In the case of retirement, restricted shares will vest at the end of the performance period based on actual performance (or upon death, if earlier, at the target level).

Severance Agreement

For a description of Mr. Grace’s severance agreement, please see “Severance Agreement” in the Compensation Discussion and Analysis. Under the terms of his severance agreement and the terms of his stock option, restricted stock and restricted stock unit agreements, the values of his severance benefits as of our fiscal year end of September 30, 2012 were as follows: vesting of stock options — $395,714; vesting of restricted shares and units — $1,198,268; salary continuation — $1,026,875; continuation of health care benefits — $164,150. The value of the vesting of stock options and restricted shares and units were calculated as described above under “Equity Award Agreements” for a disability event. Such benefits are conditioned on Mr. Grace's continued compliance with noncompetition and nonsolicitation covenants contained in his severance agreement.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 30, 2012, the Compensation Committee of our Board of Directors was comprised of James Gaffney, Stuart Randle and Wilson Sexton. There are no Compensation Committee interlocks. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or any of our subsidiaries.

Compensation of Directors

The table below summarizes the compensation we paid to our non-employee directors during the year ended September 30, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
H. Arthur Bellows, Jr.	70,000	90,017	160,017
James J. Gaffney	65,000	90,017	155,017
Peter M. Gotsch(2)	75,000	90,017	165,017
Andrew R. Logie(3)	14,300	0	14,300
Stuart A. Randle	67,500	90,017	157,517
Wilson B. Sexton	57,500	90,017	147,517
Richard W. Frost	13,750	54,007	67,757
Neil S. Novich	12,500	54,007	66,507

(1)	These amounts reflect the total estimated grant date fair value of restricted stock units computed in accordance with FASB ASC Topic 718.
(2)	Lead Independent Director.
(3)	Retired February 8, 2012.

As of September 30, 2012, options outstanding, options exercisable and stock awards outstanding for each non-employee director included the following:

Director	Options Outstanding	Options Exercisable	Stock Awards Outstanding
H. Arthur Bellows, Jr.	41,250	41,250	8,299
James J. Gaffney	58,970	58,970	8,299
Peter M. Gotsch	25,220	25,220	8,299
Stuart A. Randle	66,470	66,470	8,299
Wilson B. Sexton	100,220	100,220	8,299
Richard W. Frost	0	0	2,025
Neil S. Novich	0	0	2,025

The following table sets forth certain information regarding options exercised by our outside directors during the fiscal year ended September 30, 2012.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
H. Arthur Bellows, Jr.	47,720	610,036
James J. Gaffney	21,250	335,963
Peter M. Gotsch	33,750	429,881
Stuart A. Randle	11,250	146,211

(1)	Values are calculated by multiplying the differences between the market prices and exercise prices on the dates of the exercises of the options by the number of common shares acquired upon exercises of such options.

Our non-employee director compensation program is comprised of the following:

•	an annual retainer of $40,000;
•	an annual stock award valued at approximately $90,000;

•	an additional annual retainer of $20,000 for the Lead Independent Director;
•	an additional annual retainer of $20,000 for the Audit Committee Chair and $10,000 for the other committee chairs; and
•	an additional annual retainer of $10,000 for service on the Audit Committee and $7,500 for service on the other committees.

Additional fees may be payable if the number of Board or committee meetings exceed 12 or 8, respectively, during a fiscal year. We reimburse members of our Board of Directors for any out-of-pocket expenses they incur in connection with services provided as directors.

Directors who are employees of the Company do not receive compensation for their services as directors.

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 which, among other things, establishes, or provides the basis for, a number of corporate governance standards and disclosure requirements. We are following the requirements of the Sarbanes-Oxley Act and SEC rules as they relate to us.

EMPLOYEE CODE OF BUSINESS ETHICS AND CONDUCT

We have adopted the Beacon Roofing Supply, Inc. Code of Conduct, a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, Corporate Controller, and any other persons performing similar functions. This code of conduct is available on our website at www.beaconroofingsupply.com. If we make any substantive amendments to this code of conduct or grant any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, or any other persons performing similar functions, we will disclose the nature of such amendment or waiver on our website within four business days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of certain agreements and transactions among related parties and us.

We leased two buildings, at a cost of approximately $0.4 million, in fiscal 2012, from a limited liability company that is partly owned by Andrew R. Logie, a former director who retired in 2012. The director’s interest in the dollar value of these lease arrangements, which were approved by our Audit Committee, was approximately 32%. We believe that the terms of these leases approximated those we would negotiate in arms-length transactions with unrelated third parties.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS WITH
RELATED PERSONS

Our finance and legal departments are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, and/or certain of our stockholders or their immediate family members are participants to determine whether any of these related parties had or will have a direct or indirect material interest. In order to identify potential related person transactions, our legal department annually prepares and distributes to all directors and named executives a written questionnaire which includes questions intended to elicit information about any related person transactions. Pursuant to the Company’s written contract review policy, approved by our Board, all agreements covered by this policy with “Related Persons,” as that term is defined pursuant to Item 404(a) of SEC Regulation S-K, must be submitted for review and approval by the Audit Committee. In evaluating related person transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, independent registered public accounting firm, has been our auditor since 1997 and has advised us that the firm does not have any direct financial interest or indirect financial interest in the Company or any of its subsidiaries. It is expected that a representative of such firm will (i) attend the 2013 annual meeting, (ii) have an opportunity to make a statement if they desire to do so, and (iii) be available to respond to appropriate questions.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

A copy of our annual report on Form 10-K for the fiscal year ended September 30, 2012, including the financial statements and schedules but excluding certain exhibits, will be made available without charge to interested shareholders upon written request to us.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for consideration at our 2014 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Securities and Exchange Act of 1934. To be eligible for inclusion in the proxy statement and form of proxy relating to the meeting, shareholder proposals must be received by our Corporate Secretary no later than September 11, 2013. In accordance with our Bylaws, any shareholder proposal submitted other than for inclusion in the proxy materials for that meeting must be delivered to us no earlier than October 16, 2013 and no later than November 15, 2013, or such proposal will be considered untimely. This notice must contain the information required by our Bylaws.

By Order of the Board of Directors
/s/ Ross D. Cooper
ROSS D. COOPER, Secretary
Herndon, Virginia
January 9, 2013

Beacon Roofing Supply, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NO. 1 THROUGH NO. 3 SET FORTH BELOW.

1. To elect the following nominees to serve until the 2014 annual meeting of shareholders or until their successors are duly elected and qualified (Proposal No. 1).

01 - Robert R. Buck	02 - Paul M. Isabella	03 - Richard W. Frost	04 - James J. Gaffney
05 - Peter M. Gotsch	06 - Neil S. Novich	07 - Stuart A. Randle	08 - Wilson B. Sexton

☐ **Mark here to vote *FOR* all nominees**

☐ **Mark here to *WITHHOLD* vote from all nominees**

☐ **For all *EXCEPT*** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08
☐	☐	☐	☐	☐	☐	☐	☐

4. In the proxies' discretion, on any other matters which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 1 4 9 6 5 1 2

01K4TD

The undersigned hereby acknowledges receipt of (i) the Company's 2012 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated January 9, 2013.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Beacon Roofing Supply, Inc.

Proxy — Beacon Roofing Supply, Inc.

One Lakeland Park Drive
Peabody, Massachusetts 01960

PROXY FOR COMMON STOCK — 2013 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints **Paul M. Isabella** and **Rick C. Welker**, and each of them, the proxy and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of common stock, par value $.01, of BEACON ROOFING SUPPLY, INC., a Delaware corporation (the "Company"), the undersigned is entitled to vote at the 2013 Annual Meeting of Shareholders of the Company to be held at the Peninsula Beverly Hills Hotel, 9882 South Santa Monica Blvd, Beverly Hills, CA 90212 on Wednesday, February 13, 2013, at 8:00 a.m. local time, and at any and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS NO. 1 THROUGH NO. 3 AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Please vote, date and sign this proxy on the other side and return promptly in the enclosed envelope.

Beacon Roofing Supply, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NO. 1 THROUGH NO. 3 SET FORTH BELOW.

1. To elect the following nominees to serve until the 2014 annual meeting of shareholders or until their successors are duly elected and qualified (Proposal No. 1).

01 - Robert R. Buck	02 - Paul M. Isabella	03 - Richard W. Frost	04 - James J. Gaffney
05 - Peter M. Gotsch	06 - Neil S. Novich	07 - Stuart A. Randle	08 - Wilson B. Sexton

☐ Mark here to vote *FOR* all nominees

☐ Mark here to *WITHHOLD* vote from all nominees

☐ For all *EXCEPT* - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08
☐	☐	☐	☐	☐	☐	☐	☐

4. In the proxies' discretion, on any other matters which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 JNT

1 U P X 1 4 9 6 5 1 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01K4SD

The undersigned hereby acknowledges receipt of (i) the Company's 2012 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated January 9, 2013.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Beacon Roofing Supply, Inc.

Proxy — Beacon Roofing Supply, Inc.

One Lakeland Park Drive
Peabody, Massachusetts 01960

PROXY FOR COMMON STOCK — 2013 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints **Paul M. Isabella** and **Rick C. Welker**, and each of them, the proxy and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of common stock, par value $.01, of BEACON ROOFING SUPPLY, INC., a Delaware corporation (the "Company"), the undersigned is entitled to vote at the 2013 Annual Meeting of Shareholders of the Company to be held at the Peninsula Beverly Hills Hotel, 9882 South Santa Monica Blvd, Beverly Hills, CA 90212 on Wednesday, February 13, 2013, at 8:00 a.m. local time, and at any and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS NO. 1 THROUGH NO. 3 AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Please vote, date and sign this proxy on the other side and return promptly in the enclosed envelope.